EXHIBIT 99.1
                        R E S E A R C H  P A R T N E R S
                        --------------------------------
                        I N T E R N A T I O N A L, I N C.


FOR IMMEDIATE RELEASE      Contact:       Beth Musto
                                          Vice President
                                          Director of Corporate Communications
                                          and Human Resources
                                          (212) 208-6703

Research Partners International, Gaines, Berland to Merge
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New York,  NY,  November  5, 1998-- In a move  designed to leverage  its growing research capabilities with additional retail brokerage capabilities, Research Partners International, Inc. (NMS:RPII) announced today a planned merger with Gaines, Berland Inc. The transaction, which is subject to shareholder and regulatory approval, is expected to close during the first quarter of 1999.

Management of the combined firm will be shared by executives of both firms. David Nussbaum and Joseph Berland, chairman of RPI and GBI, respectively, will serve as co-chairmen, with Peter Kent, currently RPI's chief operating officer, becoming chief executive officer of the combined firm. Gaines, Berland's Richard Rosenstock will serve as president and David Thalheim will assume the position of chief operating officer. Roger Gladstone, currently RPI's president, will become the firm's vice chairman.

Shareholders of privately-held Gaines, Berland will receive six million shares of RPI common stock, increasing the number of shares outstanding to 14.4 million, and performance-based warrants entitling them to purchase up to an additional two million shares at $3.50 per share if certain objectives are achieved over the two years after closing.

Messrs. Nussbaum and Berland stated that, "On a combined basis, the firm will initially have in excess of 425 registered representatives, and will be well-capitalized and positioned to grow. Today's environment for the brokerage industry is leading to consolidation and should provide the combined firm with tremendous opportunities to acquire other firms and recruit registered representatives."

"RPI  has  nurtured  a  growing  research  capability  in  its  highly-respected
Southeast Research Partners subsidiary, and has also invested to expand its investment banking, syndicate, high yield and related capabilities. These products and services will benefit Gaines, Berland's sales force by broadening its offerings. The combined firm's scale will enhance our ability to serve corporate and institutional as well as retail clients," they noted.

Research Partners International through its four primary operating subsidiaries, GKN Securities Corp., Southeast Research Partners, Inc., Shochet Securities, Inc. and Research Partners International AG is primarily engaged in institutional research, investment banking, securities brokerage and securities trading. Headquartered in New York City, the Company maintains operations in New York, California, Connecticut, Florida, Massachusetts and Zurich, Switzerland.

Gaines, Berland Inc., based in Bethpage, NY, is primarily engaged in retail brokerage and security trading and operates from two locations in the New York metroplitan area.


This press release contains forward-looking statements by the Company that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the SEC, including its annual report on Form-10K for the fiscal year ended January 31, 1998 and its Registration Statement on Form S-1, as amended.

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   ONE STATE STREET PLAZA . NEW YORK . NY 10004 . 212 208-6500 . 800-338-8964
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